Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

THURSDAY, JULY 25, 2013

Gannett Co., Inc. Announces Pricing of $600 Million of Senior Notes

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) today announced that it has priced its offering of senior notes due 2020 (the “2020 Notes”) previously announced yesterday.

The face value of the 2020 Notes is $600 million, with an interest rate of 5.125%. The 2020 Notes were priced at 98.566% of face value. Subject to certain exceptions, the 2020 Notes may not be redeemed by the Company prior to July 15, 2016.

The 2020 Notes are being made available in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), with closing expected to occur on July 29, 2013, subject to customary closing conditions.

The Company intends to use the net proceeds from the offering to repay borrowings outstanding under its revolving credit facilities. Any remaining proceeds may be used to repay the Company’s outstanding unsecured notes and/or for general corporate purposes.

The 2020 Notes are being offered only to “qualified institutional buyers” as defined in Rule 144A under the Securities Act and outside the United States in reliance on Regulation S under the Securities Act. The 2020 Notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. There can be no assurance that the 2020 Notes offering will close on the terms described herein or at all.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the 2020 Notes or any other securities.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an international media and marketing solutions company that informs and engages more than 100 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people – and the companies who want to reach them – with their interests and communities.

For investor inquiries, contact:	For media inquiries, contact:

Jeffrey Heinz	Jeremy Gaines
Vice President, Investor Relations	Vice President, Corporate Communications
703-854-6917	703-854-6049
jheinz@gannett.com	jmgaines@gannett.com